EXHIBIT 99.1
CONTACT:
Tom Steinbauer
Senior Vice President of Finance, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
Las Vegas, Nevada, May 4, 2006–Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced 2006 first quarter financial results.
Highlights
•	Record first quarter consolidated net revenues of $256.1 million, representing an increase of $16.0 million, or 6.7%, over the first quarter of 2005.

•	First quarter consolidated operating income of $43.7 million, a decrease of $2.6 million, or 5.7%, from the prior-year first quarter, after giving effect to $2.1 million of stock option compensation expense in the 2006 first quarter, as described in the following paragraph.

•	First quarter consolidated EBITDA (a non-GAAP financial measure that is defined and reconciled with operating income below) of $66.2 million, representing a decrease of $0.9 million, or 1.3%, from the first quarter of 2005. 2006 first quarter operating income and EBITDA give effect to $2.1 million of stock option compensation expense resulting from the adoption on January 1,

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2006 of Financial Accounting Standards Board Statement No. 123(R) (“FAS 123(R)”), which requires the recognition of compensation expense in an amount equal to the fair value of share-based payments (e.g., stock options) granted to employees. 2005 operating income and EBITDA do not include this expense.

•	Adjusted to exclude the loss on early retirement of our senior subordinated notes described below, first quarter consolidated net income was $19.7 million (adjusted net income is a non-GAAP financial measure that is reconciled to reported net income below), an increase of $0.5 million, or 2.4%, compared to the first quarter of 2005. Consolidated reported net income for the quarter ended March 31, 2006 was adversely impacted by a one-time $17.1 million after-tax loss on early retirement of all $380.0 million aggregate principal amount of our 10.75% senior subordinated notes due 2009, which we redeemed on February 15, 2006 using borrowings under our $800.0 million revolving loan facility. The revolving loan facility bears interest at variable rates that are currently substantially lower than the 10.75% fixed rate on the senior subordinated notes, and we expect that the redemption will result in significant savings in future interest expense. The redemption of the senior subordinated notes resulted in $1.3 million in after-tax savings on interest expense during the first quarter of 2006.

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•	Adjusted to exclude the loss on early retirement of our senior subordinated notes, first quarter diluted earnings per share were $0.35 (adjusted diluted earnings per share is a non-GAAP financial measure that is reconciled to reported diluted earnings per share below), compared to $0.34 for the first quarter of 2005. The adoption of FAS 123(R) negatively impacted diluted earnings per share in the first quarter of 2006 by $0.02. Analysts’ latest consensus estimate for the first quarter of 2006, as reported by Thomson First Call, was $0.37, before the impact of the loss on early retirement of the senior subordinated notes, which adversely impacted reported diluted earnings per share by $0.30. Our reported diluted earnings per share for the first quarter of 2006 were $0.05. Our previously issued earnings guidance for the first quarter of 2006 indicated a range of diluted earnings per share, on a GAAP basis, of $0.08 to $0.10. All share and per-share information in this press release has been adjusted as necessary to give effect to our 2-for-1 stock split effective June 6, 2005.

•	On April 1, 2006, we rebranded our newly renovated and expanded casino in Black Hawk, Colorado. Ameristar Black Hawk, formerly known as Mountain High Casino, now features an expanded parking garage with 1,550 parking spaces, refurbished and rebranded dining venues, additional gaming space, 1,600 slot machines and an upscale Star Club for our top players. Additionally, we announced the details of the 33-story, 536-room Four Diamond-quality hotel that we plan to begin constructing this quarter.

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•	We were the leader in market share (based on gross gaming revenues) for the first quarter of 2006 in all our markets, with the exception of our Black Hawk property, which was undergoing the renovation and expansion project throughout the first quarter.

•	On February 15, 2006, our Board of Directors declared a quarterly cash dividend of $0.09375 per share, which was paid to stockholders of record as of March 1, 2006. This amount represents a 20% increase in the dividend rate over 2005.
     Craig H. Neilsen, Chairman and CEO, stated: “In the first quarter of 2006, we completed the initial phase of our expansion activity at our Black Hawk property. We nearly doubled the parking garage’s capacity, the first and second floor gaming areas and non-gaming venues have been remodeled and we have added a second floor casino area that now features 650 slot machines. On April 1, 2006, we rebranded the property as Ameristar Black Hawk, and the increase in business volumes we have experienced since the rebranding indicates that we are on the way for the property to gain a solid presence in the greater Denver market similar to our achievements in our other markets.
     We faced a number of competitive challenges in the first quarter of 2006 that adversely impacted our financial results. The heightened competition in our Missouri markets resulted in increased promotional spending and lower operating margins. In response to the ongoing competitive pressures, we are currently implementing several cost-containment initiatives that we believe will effectively modify our cost structure and create operating efficiencies with the goal of maintaining our leadership in operating

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margin and market share in these jurisdictions. Our proven business model has historically resulted in high operating margins and market share leadership, and with the help of these initiatives and our previously announced capital improvement projects (see “Capital Projects” below), we believe we will be able to achieve similar results.
     In Council Bluffs, the competitive pressure from the recently completed expansion and rebranding of our land-based competitor has also resulted in declines in operating margin and market share. Although we are slightly above the market share level we had prior to the competitor’s construction disruption, we do not anticipate achieving market share levels reached while construction was in progress. Once the market environment stabilizes, we will complete a thorough evaluation of our cost structure in Council Bluffs along with an in-depth analysis of our marketing and advertising costs in order to maximize operating margin and market share.
     In Vicksburg, our first quarter financial performance was significantly improved over the prior-year first quarter due to the increased business volumes following Hurricane Katrina. However, we are seeing a quicker than expected lessening of these increased business volumes as gaming capacity continues to be restored on the Mississippi Gulf Coast.
     As for external development, we continue to seriously consider new jurisdictions, acquisitions and other opportunities to broaden our earnings base and diversify the geographic profile of our Company. Our ongoing commitment to internal and external expansion provides us the opportunity to continue to build shareholder value.”
Financial Results
     Net Revenues
     Consolidated net revenues for the first quarter of 2006 were $256.1 million, an increase of 6.7% compared to the first quarter of 2005. All of our properties improved in net revenues, with increases of 23.4% at Ameristar Vicksburg, 8.9% at the Jackpot

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Properties, 5.1% at Ameristar Kansas City, 3.9% at Ameristar Council Bluffs, 3.6% at Ameristar St. Charles and 1.1% at Ameristar Black Hawk. The improved financial performance of our Vicksburg property continues to be primarily attributable to the increase in business volume following the closure of the Gulf Coast casinos as a result of Hurricane Katrina. However, this increase in the property’s business volume diminished significantly from the fourth quarter of 2005 following the reopening of three Mississippi Gulf Coast casinos in December 2005, and we expect it to diminish further as more Gulf Coast casinos reopen.
     For the quarter, Ameristar Kansas City and Ameristar St. Charles increased market share by 0.9 and 0.1 percentage point to 36.7% and 31.7%, respectively, over the prior-year first quarter. Ameristar Council Bluffs and Ameristar Vicksburg continued their long-time market leadership positions, despite decreases of 0.5 and 0.2 percentage point to 42.1% and 45.6%, respectively, from the first quarter of 2005. Our Council Bluffs property’s market share was adversely impacted by the completion in March 2006 of a major expansion and rebranding by a competing land-based casino. We anticipate the increased competition from the land-based casino will have an ongoing negative impact on our market share in Council Bluffs.
     Consolidated casino revenues for the first quarter of 2006 increased $19.8 million over the 2005 first quarter, principally due to a $20.1 million (9.5%) increase in slot revenues. We believe the growth in slot revenues at all our properties has been driven by our continued slot product enhancements and our successful slot mix strategy. We further believe casino revenues increased in part as a result of the continued successful

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implementation of our targeted marketing programs, as evidenced by a 10.6% increase in rated play at our properties from the first quarter of 2005. For the quarter ended March 31, 2006, promotional allowances increased $10.0 million, or 22.9%, over the prior-year first quarter due in part to the rise in rated play and the increasingly competitive environment in our Missouri and Iowa markets.
     Operating Income and EBITDA
     In the first quarter of 2006, consolidated operating income decreased $2.6 million, or 5.7%, to $43.7 million compared to the first quarter of 2005. Consolidated operating income margin decreased 2.2 percentage points from the prior-year first quarter to 17.0%. Consolidated EBITDA decreased 1.3% to $66.2 million and the related margin decreased 2.0 percentage points to 25.9% compared to the first quarter of 2005. The decline in operating income, EBITDA and the related margins from the prior-year first quarter was mostly attributable to the increased competitive pressures experienced by our Missouri and Iowa properties and greater than expected construction disruption at Ameristar Black Hawk. The financial performance of these properties was somewhat offset by Ameristar Vicksburg’s strong first quarter 2006 results, namely a 34.9% increase in operating income and a 27.7% increase in EBITDA.
     Consolidated operating income and EBITDA were also affected by the stock option compensation expense we were required to recognize in the first quarter of 2006 as described above. Additionally, depreciation and amortization expense increased $1.8 million (8.4%) over the first quarter of 2005, primarily due to $0.8 million in

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depreciation expense from capital improvements placed in service over the last six months at Ameristar Black Hawk. The rate of growth in health benefit costs moderated significantly in the first quarter of 2006, as compared to the trend of the last several quarters.
     During the first quarter of 2006, Ameristar Vicksburg increased operating income $3.2 million over the first quarter of 2005, to $12.5 million. EBITDA improved by $3.4 million over the prior-year quarter. We expect the property’s quarterly financial performance to be better than in 2005 through the third quarter. However, as previously mentioned, we anticipate the increase in the property’s business volume to diminish further as the Gulf Coast casinos continue to reopen.
     At Ameristar St. Charles, increased revenues and a reduction in workers’ compensation expense were mostly offset by increased costs associated with marketing and promotional activities. As a result, operating income and EBITDA were relatively flat compared to the prior-year first quarter. Ameristar St. Charles’ 2006 first quarter operating income and EBITDA margins decreased by 1.1 and 1.2 percentage points, respectively, from the first quarter of 2005.
     Ameristar Kansas City’s 2006 first quarter operating income decreased $1.5 million, or 10.7%, and EBITDA decreased $1.2 million, or 6.0%, compared to the corresponding prior-year period. The related operating income and EBITDA margins declined 3.5 and 3.3 percentage points, respectively, over the first quarter of 2005, due in part to increased marketing, advertising and entertainment costs.

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     First quarter operating income at Ameristar Council Bluffs declined by $0.6 million, or 4.1%, and EBITDA declined by $0.3 million, or 1.6%, compared to the prior-year first quarter. The property also experienced decreases in its operating income margin and EBITDA margin of 2.2 and 1.8 percentage points, respectively. As previously noted, this property’s first quarter financial performance was adversely impacted by the completion of the competing land-based casino’s rebranding and expansion.
     For the quarter ended March 31, 2006, our Black Hawk property’s operating income decreased $2.5 million, or 109.6%, and EBITDA decreased $1.7 million, or 46.1%, compared to the prior-year first quarter. Significant construction disruption due to the recently completed casino expansion project materially affected this property’s operating results during the first quarter. During the quarter ended March 31, 2006, our Black Hawk property also incurred $0.4 million in costs related to its rebranding as Ameristar Black Hawk that occurred on April 1, 2006. The rebranding costs are non-recurring in nature and are expected to total approximately $1.7 million over the first and second quarters of 2006.
     During the first quarter of 2006, corporate expense increased $1.3 million, or 10.6%, compared to the first three months of 2005. The increase resulted primarily from the recognition in the 2006 period of $1.4 million of stock option compensation expense at the corporate level related to the adoption of FAS 123(R) (the remaining $0.7 million of this expense was recognized at our various properties), which was partially offset by a reduction in development-related costs.

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     Net Income and Diluted Earnings Per Share
     Reported net income decreased 86.4%, from $19.2 million in the first quarter of 2005 to $2.6 million for the first three months of 2006. Reported diluted earnings per share were $0.05 in the quarter ended March 31, 2006, compared to $0.34 in the corresponding prior-year quarter. The one-time charge relating to the loss on redemption of our senior subordinated notes adversely impacted reported diluted earnings per share by $0.30. Additionally, diluted earnings per share for the first quarter of 2006 were negatively impacted by $0.02 by the adoption of FAS 123(R). Interest expense for the 2006 first quarter was $13.5 million, down $1.7 million from the first quarter of 2005. The decrease was due primarily to a reduced average interest rate resulting from the November 2005 refinancing of our senior secured credit facility and the February 2006 redemption of our senior subordinated notes with borrowings under the new credit facility at a substantially lower interest rate.
     Our effective income tax rate increased from 36.9% for the quarter ended March 31, 2005 to 43.0% for the quarter ended March 31, 2006, due primarily to a change in our recorded tax reserves.
Liquidity and Capital Resources
     Our financial position remains strong, with approximately $107.9 million of cash and cash equivalents and $369.6 million of available borrowing capacity under our $800.0 million revolving loan facility as of March 31, 2006. Upon satisfaction of certain conditions, we will also have the option to increase the total amount available under the credit facility by up to an additional $400.0 million. During the first quarter of 2006, our

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long-term debt increased by approximately $45.8 million, due primarily to $425.0 million in borrowings under our revolving loan facility, of which $420.9 million were used to redeem the senior subordinated notes at a redemption price of 105.375% of the principal amount plus $20.4 million in accrued and unpaid interest at the redemption date.
     Capital expenditures for the 2006 first quarter totaled $56.4 million. These expenditures were mostly funded with cash from operations and, to a lesser extent, with the proceeds of a senior term loan under our new credit facility that was drawn in the fourth quarter of 2005. Capital expenditures during the first quarter included $17.8 million for capital improvement projects at Ameristar Black Hawk, $13.6 million for the acquisition of slot machines, $12.1 million related to our expansion activities at Ameristar St. Charles described below and $8.9 million for the construction of a new parking garage at Ameristar Vicksburg. Capitalized interest for the quarter ended March 31, 2006 totaled $1.6 million.
Capital Projects
     At Ameristar St. Charles, we have commenced the construction of a 400-room, all-suite hotel, an indoor/outdoor swimming pool, a 7,000 square-foot full-service spa, 20,000 square feet of new meeting and conference facilities and an additional 2,000-space parking garage. The total cost of these projects is expected to be approximately $240 million, with the completion dates projected to be the second quarter of 2006 for the conference facilities, the fourth quarter of 2006 for the initial 1,400 spaces of the parking garage and the fourth quarter of 2007 for the hotel and the remainder of the garage. We believe these planned improvements will allow us to further enhance our competitive advantage in the St. Louis market, which should position us to extend our market share leadership. We expect minimal construction disruption to existing operations as these capital improvement projects are being completed.
     At Ameristar Vicksburg, we have commenced the first phase of our master expansion plan with the construction of a new 1,100-space parking garage, which is expected to be completed in the second quarter of 2007. In June 2006, we intend to commence an expansion of the casino vessel that will directly connect to the new parking garage. The expanded casino will allow for the addition of up to 800 slot machines. The expansion project will also include the addition of two new restaurants, a new Star Club for our VIP guests, a poker room, a retail shop and other amenities. This project is slated for a mid-year 2007 completion. The expected cost of our planned capital improvements at Ameristar Vicksburg is approximately $90 million. These improvements will help alleviate long-standing capacity constraints in parking and gaming positions, which we believe will allow us to increase our market dominance in Vicksburg.
     In addition to these internal capital expenditure projects, we will continue to explore opportunities in new jurisdictions and potential growth from acquisitions. We will continue to aggressively pursue external expansion opportunities in an attempt to further diversify our assets and increase shareholder value.
Outlook
     Based on our preliminary results of operations in April 2006 and our outlook for the remainder of the quarter, we currently estimate operating income of $33 million to $35 million, EBITDA of $57 million to $59 million (given anticipated depreciation expense of $24 million), interest expense of $12 million and diluted earnings per share of $0.23 to $0.25 for the second quarter of 2006.
     We are revising our financial guidance for the full year 2006. We currently estimate operating income of $154 million to $160 million (decreased from prior

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guidance of $166 million to $174 million), EBITDA of $248 million to $254 million (decreased from prior guidance of $263 million to $271 million) and diluted earnings per share of $0.86 to $0.92 (decreased from prior guidance of $0.98 to $1.06). We currently anticipate $94 million of depreciation expense, $49 million of interest expense and $9 million of stock option compensation expense for the full year 2006.
     Our revised financial guidance for the full year 2006 primarily reflects quicker than expected lessening of increased business volumes at Ameristar Vicksburg (i.e., increases that resulted post-Hurricane Katrina) due to capacity being added at Mississippi Gulf Coast casinos faster than we originally anticipated and the higher-than-anticipated business levels at the reopened casinos. The declining business volumes at our Vicksburg property resulted in a reduction of our previously issued annual operating income and EBITDA guidance of $11 million, of which $4 million related to the first quarter of 2006 and $7 million relates to the remaining three quarters of 2006. To a lesser extent, our revised guidance reflects the increased competition in Council Bluffs due to the recent completion of our competitor’s major expansion, the effect of which is somewhat greater than we originally expected.
     The above estimates of operating income, EBITDA and diluted earnings per share give effect to the impact of FAS 123(R), which we anticipate will result in additional after-tax expense of $1.3 million for the second quarter of 2006 and $5.7 million for the full year 2006 and adversely impact diluted earnings per share by $0.02 and $0.10 for the second quarter and full year 2006, respectively.

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     Gaming regulatory authorities in Colorado, Iowa, Mississippi and Missouri currently publish, on a monthly basis, gross gaming revenue, market share and other financial information with respect to the gaming facilities, including Ameristar’s, that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including changes in operating costs, promotional allowances and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not be indicative of the results of our operations for such periods or for future periods.
Conference Call
     We will hold a conference call to discuss our first quarter results and guidance for the second quarter at 5:30 p.m. Eastern Time on May 4, 2006. The call can be accessed live by calling (866) 550-6338. It can be replayed until May 12, 2006 at 3:00 a.m. Eastern Time by calling (888) 203-1112 and using the access code number 4927460. Interested parties wanting to listen to the live conference call on the Internet may do so on our web site – www.ameristar.com – in “About Ameristar/Investor Relations” under the “Quarterly Results Conference Calls” section.
Forward-Looking Information
     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial

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results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005.
About Ameristar
     Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Ameristar Black Hawk (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).

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Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
REVENUES:
Casino	$262,212	$242,368
Food and beverage	34,224	30,287
Rooms	6,635	5,733
Other	6,941	5,590

	310,012	283,978
Less: Promotional allowances	53,918	43,869

Net revenues	256,094	240,109

OPERATING EXPENSES:
Casino	115,099	105,523
Food and beverage	17,068	15,757
Rooms	1,753	1,499
Other	4,558	3,792
Selling, general and administrative	51,294	46,244
Depreciation and amortization	22,572	20,818
Impairment loss on assets held for sale	93	193

Total operating expenses	212,437	193,826

Income from operations	43,657	46,283

OTHER INCOME (EXPENSE):
Interest income	620	119
Interest expense, net	(13,540)	(15,261)
Loss on early retirement of debt	(26,264)	—
Net gain (loss) on disposition of assets	116	(687)

INCOME BEFORE INCOME TAX PROVISION	4,589	30,454
Income tax provision	1,971	11,224

NET INCOME	$2,618	$19,230

EARNINGS PER SHARE:
Basic	$0.05	$0.35

Diluted	$0.05	$0.34

CASH DIVIDENDS DECLARED PER SHARE	$0.09	$0.08

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	56,063	55,234

Diluted	57,125	56,904

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2006	2005
Consolidated cash flow information
Net cash provided by operating activities	$33,538	$49,922
Net cash used in investing activities	(52,897)	(33,566)
Net cash provided by/(used in) financing activities	21,077	(1,944)

Net revenues
Ameristar St. Charles	$75,233	$72,644
Ameristar Kansas City	65,709	62,523
Ameristar Council Bluffs	48,160	46,363
Ameristar Vicksburg	36,759	29,797
Jackpot Properties	15,821	14,533
Ameristar Black Hawk	14,412	14,249

Consolidated net revenues	$256,094	$240,109

Operating income (loss)
Ameristar St. Charles	$17,417	$17,592
Ameristar Kansas City	12,868	14,414
Ameristar Council Bluffs	12,815	13,366
Ameristar Vicksburg	12,512	9,278
Jackpot Properties	2,569	2,332
Ameristar Black Hawk	(218)	2,274
Corporate and other	(14,306)	(12,973)

Consolidated operating income	$43,657	$46,283

EBITDA (1)
Ameristar St. Charles	$24,015	$24,060
Ameristar Kansas City	18,426	19,594
Ameristar Council Bluffs	16,034	16,292
Ameristar Vicksburg	15,583	12,202
Jackpot Properties	3,655	3,488
Ameristar Black Hawk	1,965	3,645
Corporate and other	(13,449)	(12,180)

Consolidated EBITDA	$66,229	$67,101

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA – CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2006	2005
Operating income margins (2)
Ameristar St. Charles	23.2%	24.2%
Ameristar Kansas City	19.6%	23.1%
Ameristar Council Bluffs	26.6%	28.8%
Ameristar Vicksburg	34.0%	31.1%
Jackpot Properties	16.2%	16.0%
Ameristar Black Hawk	(1.5%)	16.0%
Consolidated operating income margin	17.0%	19.3%

EBITDA margins (1)
Ameristar St. Charles	31.9%	33.1%
Ameristar Kansas City	28.0%	31.3%
Ameristar Council Bluffs	33.3%	35.1%
Ameristar Vicksburg	42.4%	41.0%
Jackpot Properties	23.1%	24.0%
Ameristar Black Hawk	13.6%	25.6%
Consolidated EBITDA margin	25.9%	27.9%

(1)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(2)	Operating income margin is operating income (loss) as a percentage of net revenues.

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RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months
	Ended March 31,
	2006	2005
Ameristar St. Charles:
Operating income	$17,417	$17,592
Depreciation and amortization	6,598	6,468

EBITDA	$24,015	$24,060

Ameristar Kansas City:
Operating income	$12,868	$14,414
Depreciation and amortization	5,558	5,180

EBITDA	$18,426	$19,594

Ameristar Council Bluffs:
Operating income	$12,815	$13,366
Depreciation and amortization	3,219	2,926

EBITDA	$16,034	$16,292

Ameristar Vicksburg:
Operating income	$12,512	$9,278
Depreciation and amortization	3,071	2,924

EBITDA	$15,583	$12,202

Jackpot Properties:
Operating income	$2,569	$2,332
Depreciation and amortization	1,086	1,156

EBITDA	$3,655	$3,488

Ameristar Black Hawk:
Operating (loss) income	$(218)	$2,274
Depreciation and amortization	2,183	1,371

EBITDA	$1,965	$3,645

Corporate and other:
Operating loss	$(14,306)	$(12,973)
Depreciation and amortization	857	793

EBITDA	$(13,449)	$(12,180)

Consolidated:
Operating income	$43,657	$46,283
Depreciation and amortization	22,572	20,818

EBITDA	$66,229	$67,101

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RECONCILIATION OF REPORTED NET INCOME AND DILUTED EARNINGS PER SHARE
TO ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
(Dollars in Thousands, Except Per Share Data)
(Unaudited)
     The following table sets forth a reconciliation of reported net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share, which are non-GAAP financial measures.

	Three Months
	Ended March 31,
	2006	2005
Adjusted Net Income (1):

Net income	$2,618	$19,230
Loss on early retirement of debt, net of tax of $9,192	17,072	—

Adjusted net income	$19,690	$19,230

Adjusted Diluted Earnings Per Share (1):

Diluted earnings per share	$0.05	$0.34
Loss on early retirement of debt, net of tax of $9,192	0.30	—

Adjusted diluted earnings per share	$0.35	$0.34

(1)	Adjusted net income and adjusted diluted earnings per share exclude the loss on early retirement of our senior subordinated notes. The adjusted amounts are presented solely as supplemental disclosures because management believes that they are widely used measures of operating performance in the gaming industry and we consider these to be better measures on which to base expectations of our future results than reported net income and diluted earnings per share. It should be noted that not all gaming companies that report adjusted net income and adjusted diluted earnings per share calculate these amounts in the same manner as we do.
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